Exhibit 10.1

Via E-mail

May 29, 2014

Mr. Ben Zimmerman

9 Humming Lane

Commack, New York 11725

Dear Ben:

On behalf of GTJ REIT, Inc., I am pleased to confirm our offer of employment as Chief Financial Officer. We are excited at the prospect of you joining our company, and expect that your involvement with GTJ REIT, Inc. will provide you the challenges and opportunity for financial, personal and professional growth that are commensurate with your skills, experience and management expertise. This offer of employment is contingent upon the successful completion of our background screening process.

Your compensation package will consist of these elements:

1.	Base Pay – Your base pay of Two Hundred Twenty Five Thousand ($225,000) Dollars per annum is subject to annual review and will be earned and paid every other week, subject to standard withholdings.

2.	Bonus – You will be eligible to receive an annual discretionary performance bonus based on an evaluation of your performance and the Company’s profitability.

3.	The GTJ REIT Benefit Program:

a.	You will be entitled to the benefit program of GTJ REIT, subject to the policies governing such matters. The benefit program currently includes medical, life, critical care, long term care and 401(k) plan, which includes a safe harbor company-matching feature.

4.	Vacation – You will be entitled to a total of 15 days.

5.	Professional Dues/CPE Credits

GTJ REIT will pay for the cost of the various courses you are required to complete in order to maintain your professional CPA status and related CPA association fees. All courses/fees must be approved by the Chief Executive Officer or President.

You represent and covenant to GTJ REIT that you are not subject to any non-compete, non-solicitation or similar agreements that would affect or are potentially relevant to your ability to perform your role with GTJ REIT, Inc. as Chief Financial Officer. You also represent to GTJ REIT that you will not engage in any business activity or interests outside GTJ REIT without prior written consent.

60 Hempstead Avenue, Suite 718, West Hempstead, NY 11552 ¡ Tel: 516.693.5500 ¡ Fax: 516.693.5501 ¡ www.gtjreit.com

Your term of employment is “employment at-will” and may be terminated by you or GTJ REIT, Inc. at any time for any reason. Your employment is subject to the benefits, terms and conditions contained within the GTJ REIT, Inc. Employee Manual. Nothing contained in this letter should be construed to create a contract of employment or to guarantee employment for any period of time.

You agree to execute appropriate paperwork so that a background check may be conducted prior to the commencement of your employment. The background check will include due diligence typical for a chief financial officer level position.

Confidentiality and Non-Disclosure

During your employment with GTJ REIT, you will be subject to its Code of Business Conduct and Ethics and to the Policy on Insider Trading.

During your employment with GTJ REIT, you may have access to non-public information concerning the company’s operation, financial data, statistical data, strategic business plans, customer lists and information, marketing plans, trade secrets and other non-public proprietary and confidential information concerning GTJ REIT, its affiliates and customers (“Confidential Information”). Confidential Information includes all non-public information that might be of use to competitors or harmful to GTJ REIT or its customers, if disclosed. You must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated. Your obligation to treat such information as confidential does not end when you leave GTJ REIT. In the event of termination of your employment for any reason you will promptly deliver all GTJ REIT and its affiliates materials, property, documents, data and any other Confidential Information of GTJ REIT and its affiliates in your possession to GTJ REIT. You must not disclose Confidential Information to a new employer or to others after leaving employment with GTJ REIT.

We hope you will be able to undertake these responsibilities as soon as possible but in any event on or before June 16, 2014.

If this Agreement meets with your approval, please sign below and return (via fax and mail) the original to me as soon as you can.

Very truly yours,

Paul Cooper, CEO

THE FOREGOING IS AGREED TO AND ACCEPTED:

/S/ B. ZIMMERMAN
Ben Zimmerman